Exhibit 5(b)

SCHEDULE A

List of Funds

BlackRock Future Health ETF

BlackRock Future Innovators ETF

BlackRock Future Tech ETF

BlackRock U.S. Carbon Transition Readiness ETF

BlackRock U.S. Equity Factor Rotation ETF

BlackRock World ex U.S. Carbon Transition Readiness ETF

Amended: March 23, 2021

BLACKROCK ETF TRUST

By:	/s/ John M. Perlowski
Name:	John M. Perlowski
Title:	Chief Executive Officer and President

BLACKROCK INVESTMENTS, LLC

By:	/s/ Gregory Rosta
Name:	Gregory Rosta
Title:	Chief Compliance Officer and Director